SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2)

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a.12

                              Dominion Homes, Inc.

                (Name of Registrant as Specified In Its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)    Proposed maximum aggregate value of transaction:


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       (5)    Total fee paid:


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[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:


              ------------------------------------------------------------------

       (2)    Form, Schedule or Registration Statement No.:


              ------------------------------------------------------------------

       (3)    Filing Party:


              ------------------------------------------------------------------

       (4)    Date Filed:


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

                              DOMINION HOMES, INC.
                                5501 Frantz Road
                                 P. O. Box 7166
                             Dublin, Ohio 43017-0766

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 28, 1999


       Notice is hereby given that the 1999 Annual Meeting of Shareholders ("Annual Meeting") of Dominion Homes, Inc. (the "Company") will be held at the Company's Lumber Division, 1850 Denune Avenue, Columbus, Ohio, on Wednesday, April 28, 1999, at 10:00 a.m. local time, for the following purposes:

       1.     The  election  as   Directors   of  the  nominees   named  on  the
              accompanying Proxy;

       2. The ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company in 1999.

A map providing directions to the Annual Meeting is set forth on the outside back cover of the Proxy Statement.

       The Board of Directors has fixed the close of business on March 25, 1999, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

       You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

       If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

       Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                    By Order of the Board of Directors


                                /s/ Robert A. Meyer, Jr.
                                ------------------------
                                    Robert A. Meyer, Jr.
                                    Secretary

Dublin, Ohio
March 31, 1999

                              DOMINION HOMES, INC.

                                5501 Frantz Road
                                 P. O. Box 7166
                             Dublin, Ohio 43017-0766
                                 (614) 761-6000

                                 March 31, 1999

                                 PROXY STATEMENT

                                     GENERAL


       This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are furnished to holders of common shares, without par value (the "Common Shares"), of Dominion Homes, Inc. (the "Company") in
connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, April 28, 1999, at 10:00 a.m., local time, and at any postponements or adjournments thereof. The Annual Meeting will be held at the Company's Lumber Division, 1850 Denune Avenue, Columbus, Ohio. A map providing directions to the Annual Meeting is set forth on the outside back cover of this Proxy Statement. Only those shareholders of the Company of record at the close of business on March 25, 1999, will be entitled to receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are first being mailed to shareholders on or about March 31, 1999.

       All Common Shares represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the Proxy. Except as described below with respect to broker non-votes, if no directions have been specified on a Proxy, the Common Shares represented by the Proxy will be voted in accordance with the Board's recommendations, which are as follows:

       "FOR" the election as Directors of the nominees named on the accompanying Proxy;

       "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company in 1999.

       Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters.

       Without affecting any vote previously taken, a shareholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in a writing mailed to Robert A. Meyer, Jr., Secretary of the Company, at the Company's executive offices at 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio

43017-0766, by executing a subsequent Proxy, or by attending the Annual Meeting and giving notice of such revocation in person to the inspector of elections at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy.

       The presence, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding on March 25, 1999, is necessary to constitute a quorum at the Annual Meeting. As of March 25, 1999, the Company had 6,290,104 Common Shares issued and outstanding.

       Under Ohio law and the Company's Amended and Restated Code of Regulations (the "Regulations"), each shareholder is entitled to one vote for each Common Share held. Common Shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker/dealers who hold their customers' Common Shares in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such Common Shares and may vote such Common Shares on routine matters which, under such rules, typically include the election of directors and the ratification of the selection of independent public accountants, but broker/dealers may not vote such Common Shares on other matters without specific instructions from the customers who own such Common Shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies also count toward the establishment of a quorum. The effect of an abstention or broker non-vote on each of the matters to be voted upon at the meeting is the same as a "no" vote.

       All costs of solicitation of the Proxies will be borne by the Company. Solicitation will be made by mail. Proxies may be further solicited at no additional compensation by officers, directors, or employees of the Company by telephone, written communication or in person. Upon request, the Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of Common Shares of the Company. No solicitation will be made by specially engaged employees or other paid solicitors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

       The following table sets forth, as of March 19, 1999, certain information with respect to persons known to the Company to be the beneficial owners of more than five percent (5%) of the outstanding Common Shares.

                   Number of Common Shares Beneficially Owned

 Name and Address of         Sole Voting and    Shared Voting and    Shared Investment                  Percent
   Beneficial Owner          Investment Power    Investment Power       Power Only         Total       of Class(1)
--------------------         ----------------   -----------------    -----------------   ---------     -----------
Donald A. Borror(2)              30,000            4,082,000(3)          47,500(4)       4,159,500       66.1%

Douglas G. Borror(2)             40,000            4,082,000(3)          47,500(4)       4,169,500       66.3%

David S. Borror(2)               15,000            4,082,000(3)           7,148(4)       4,104,148       65.2%

Terry E. George(2)               23,000(5)         4,082,000(3)            --            4,105,000       65.1%

BRC Properties Inc.           4,082,000(3)              --                 --            4,082,000       64.9%
    3970 Brelsford Lane
    Dublin, OH 43017

BRC Properties Inc.,               --              4,082,000(3)(6)         --            4,082,000       64.9%
    Donald A. Borror,
    Douglas G. Borror,
    David S. Borror and
    Terry E. George, as
        a group

FMR Corp.                       542,500(7)              --                 --              542,500       8.62%
    82 Devonshire Street
    Boston, MA  02109




(1) Percent  of  Class  is  based  upon  the  sum  of  6,290,104  Common  Shares outstanding as of March 19, 1999, and the number of Common Shares as to which the person has the right to acquire beneficial ownership upon the exercise of options exercisable within sixty (60) days of March 19, 1999.
(2) These individuals may be contacted at the address of the Company, 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio 43017-0766. [Footnotes continued on next page]

                        [Footnotes continued from page 3]

(3) Information is based on a Schedule 13D filed with the Securities and Exchange Commission on November 18, 1998. By virtue of their ownership and control of BRC Properties Inc., formerly known as Borror Realty Company ("BRC"), each of Donald A. Borror, Douglas G. Borror, David S. Borror and Terry E. George may be deemed to beneficially own the Common Shares owned by BRC, but each has disclaimed beneficial ownership of the Common Shares owned by BRC. See "Certain Relationships and Certain Transactions- Description and Ownership of BRC."
(4) Consists of Common Shares held by KeyTrust Company of Ohio, N.A., as trustee of the Dominion Homes, Inc. Retirement Plan and Trust (the "Retirement Plan and Trust"), which Common Shares are voted by the trustee.
(5) Includes 16,000 Common Shares which can be acquired upon the exercise of options which are exercisable within sixty (60) days of March 19, 1999.
(6) In computing the aggregate number of Common Shares held by the group, the same Common Shares were not counted more than once.
(7) Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999.

Management

         The following table sets forth, as of March 19, 1999, certain information with respect to the number of Common Shares beneficially owned by each director (including nominees) and executive officer of the Company and by all directors (including nominees) and executive officers of the Company as a group:

                                    Number of Common Shares Beneficially Owned

 Name and Address of         Sole Voting and    Shared Voting and    Shared Investment                  Percent
   Beneficial Owner          Investment Power    Investment Power       Power Only         Total       of Class(1)
--------------------         ----------------   -----------------    -----------------   ---------     -----------
Donald A. Borror(2)               30,000           4,082,000(3)          47,500(4)       4,159,500       66.1%
Douglas G. Borror(2)              40,000           4,082,000(3)          47,500(4)       4,169,500       66.3%
David S. Borror(2)                15,000           4,082,000(3)           7,148(4)       4,104,148       65.2%
Terry E. George(2)                23,500(5)        4,082,000(3)            --            4,105,000       65.1%
C. Ronald Tilley                   8,500(5)             --                 --                8,500        *
   900 Gatehouse Lane
   Worthington, OH  43235
Gerald E. Mayo                    17,000(5)             --                 --               17,000        *
   51 Brams Point Road
   Hilton Head, SC  29926
Pete A. Klisares                  10,500(5)             --                 --               10,500        *
   919 Old Henderson Road
   Columbus, OH  43220
Richard R. Buechler(2)            48,000(5)             --              13,373(4)           61,373        *
Jon M. Donnell(2)                129,784(5)(6           --                   --            129,784        2.1%
Robert A. Meyer, Jr.(2)           34,550(5)             --               5,005(4)           39,555        *
Peter J. O'Hanlon(2)               5,000(7)             --                   --              5,000        *
All directors and                361,834           4,082,000(3)        120,526(4)        4,564,360       70.8%
   executive officers as
   a group (11 persons)(8)


*    Represents less than 1% of class.

(1) Percent  of  class  is  based  upon  the  sum  of  6,290,104  Common  Shares outstanding as of March 19, 1999, and the number of Common Shares as to which the person (or members of the group) has the right to acquire beneficial ownership upon the exercise of options exercisable within sixty
    (60) days of March 19, 1999.
(2) These individuals may be contacted at the address of the Company, 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio 43017-0766.
(3) Information is based on a Schedule 13D filed with the Securities and Exchange Commission on November 18, 1998. By virtue of their ownership and control of BRC, each of Donald A. Borror, Douglas G. Borror, David S. Borror and Terry E. George may be deemed to beneficially own the Common Shares owned by BRC, but each has disclaimed beneficial ownership of the Common Shares owned by BRC. See "Certain Relationships and Certain Transactions-Description and Ownership of BRC."

                       [Footnotes continued on next page]

                        BOARD OF DIRECTORS AND MANAGEMENT

Number and Term of Directors

       The Company's Regulations provide for seven (7) directors and divide the Board into two classes, with regular two-year staggered terms. Class I consists of three (3) directors with terms expiring at the Annual Meeting. Class II consists of four (4) directors with terms expiring in 2000.

Nomination of Directors

       In accordance with Section 2.03 of the Company's Regulations, a nominee for election as a director at an annual meeting may be proposed only by the directors or by a shareholder entitled to vote for the election of directors if such shareholder shall have proposed such nominee in a written notice. Each written notice of a proposed nominee must set forth (1) the name, age, business or residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee for the past five years; and (3) the number of shares of each series and class of the Company owned beneficially and/or of record by each such nominee and the length of time any such shares have been owned. The written notice of a proposed nominee must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal office and received by the Secretary of the Company on or before the later of (i) February 1, immediately preceding such annual meeting or (ii) the sixtieth (60th) day prior to the first anniversary of the most recent annual meeting of shareholders of the Company held for the election of directors, provided, however, that if the annual meeting for the election of directors in any year is not held on or before the thirty-first (31st) day next following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting.

       The Company has not received any proposals for director nominations from any shareholder with respect to the Annual Meeting.



                        [Footnotes continued from page 5]

(4) Consists of Common Shares held by KeyTrust Company of Ohio, N.A., as trustee of the Retirement Plan and Trust, which Common Shares are voted by the trustee.
(5) Includes, in the case of Messrs. Donnell, George, Mayo, Klisares, Tilley, Buechler and Meyer, 40,000, 16,000, 10,000, 10,000, 7,500, 42,000, and
    28,500 Common Shares, respectively, which can be acquired upon the exercise of options which are exercisable within sixty (60) days of March 19, 1999.
(6) Includes 44,000 restricted Common Shares which are subject to forfeiture if Mr. Donnell's employment with the Company is terminated prior to August 1, 2002. The restrictions will lapse as to 11,000 Common Shares on August 1, 1999, August 1, 2000, August 1, 2001, and August 1, 2002, respectively.
(7) Consists of 5,000 restricted Common Shares which are subject to forfeiture if Mr. O'Hanlon's employment with the Company is terminated prior to June 1, 2000. The restrictions will lapse as to 2,500 Common Shares on June 1,1999, and June 1, 2000, respectively.
(8) In computing the aggregate number of Common Shares held by the group, the same Common Shares were not counted more than once.

Proposal to Elect Class I Directors

         The Board  proposes  the election of the  following  persons as Class I
 Directors   to  terms  which  will  expire  at  the  2001  Annual   Meeting  of
 Shareholders:

                                            Director
Name                       Age                Since
----------------------------------------------------
Douglas G. Borror          43                 1984
C. Ronald Tilley           63                 1996
Jon M. Donnell             39                 1997

       All of the nominees are presently members of the Board. All of the nominees have stated their willingness to serve and no reason is presently known why any of the nominees would be unable to serve as a director. It is the intention of the persons named as proxies in the accompanying Proxy to vote for the election of the three (3) nominees named above unless the shareholders otherwise direct on the Proxy. If any nominee is unable to stand for election, each Proxy will be voted for such substitute as the Board recommends.

Recommendation and Vote

       Class I Directors will be elected by a plurality of the votes entitled to be cast and present at the Annual Meeting, in person or by properly executed proxy. Shareholders do not have cumulative voting rights in the election of directors. Proxies cannot be voted for more than three (3) directors.

       The Board of Directors recommends that the shareholders vote "FOR" the election of its nominees for Class I Directors.

Continuing Class II Directors

       The following Class II Directors will continue after the Annual Meeting to serve as directors for a term that will expire at the 2000 Annual Meeting of
Shareholders:

                                            Director
Name                       Age                Since
----------------------------------------------------
Donald A. Borror           69                 1978
David S. Borror            41                 1985
Pete A. Klisares           63                 1994
Gerald E. Mayo             66                 1994

Executive Officers and Certain Other Key Employees

         The Company's executive officers and certain other key employees of the Company are listed below.

Name                             Age         Position(s) Held
--------------------------------------------------------------------------------------------------
Executive Officers

Donald A. Borror                 69          Chairman of the Board

Douglas G. Borror                43          President and Chief Executive Officer

Jon M. Donnell                   39          Chief Operating Officer

David S. Borror                  41          Executive Vice President

Richard R. Buechler              45          Executive Vice President and General Manager-Homes
                                             Division

Terry E. George                  55          Senior Vice President and Treasurer

Robert A. Meyer, Jr.             45          Senior Vice President, General Counsel and Secretary

Peter J. O'Hanlon                40          Chief Financial Officer

Certain Other Key Employees

Denis G. Connor                  44          Senior Vice President-Administration

Jack L. Mautino                  35          Senior Vice President  and General Manager-Louisville
                                             Division

Lori M. Steiner                  39          Senior Vice President--Strategy and Communications

Randolph B. Robert, Jr.          47          Vice President-Land Development

Kenneth C. Baker                 51          Vice President-Information Systems

Karl E. Billisits                33          Vice President-Engineering and Development



       At its January 26, 1999, meeting, the Company's Board of Directors unanimously approved three changes in the positions of the Company's senior executive officers. Effective July 15, 1999, the date on which Donald Borror will be 70 years of age, Donald Borror will assume the position of Chairman Emeritus, Douglas Borror will assume the positions of Chairman and Chief Executive Officer, and Jon Donnell will assume the positions of President and Chief Operating Officer.

Background and Experience of Directors, Officers and Certain Key Employees

       The references to the Company in the following biographies for periods of time prior to March 9, 1994, refer to the homebuilding divisions of BRC which were transferred to the Company in connection with the Company's initial public offering of its Common Shares. See "Certain Relationships and Certain Transactions--Description and Ownership of BRC."

       Donald A. Borror has served on the Company's Board of Directors and as the Chairman of the Board of Directors since 1978. He served as President of the Company from 1977 to March 1987. Mr. Borror has been involved in the homebuilding business since 1952 and founded the Company's homebuilding business in 1976. He has a Bachelor of Arts degree from The Ohio State University and a Juris Doctor degree from The Ohio State University College of Law.

       Douglas G. Borror has served on the Company's Board of Directors since January 1984, as its President since March 1987, and as its Chief Executive Officer since September 1992. He also served as Chief Operating Officer of the Company from September 1992 through September 1996. Mr. Borror served as Executive Vice President of the Company from July 1985 to March 1987 and as General Manager of BRC's multifamily housing division from July 1979 to March 1987. Mr. Borror also serves on the Boards of Directors of Columbia Gas of Ohio, Inc. and The Huntington National Bank. Mr. Borror has a Bachelor of Arts degree from The Ohio State University.

       David S. Borror has served on the Company's Board of Directors since 1985 and as its Executive Vice President since January 1988. He served as Vice President of the Company from July 1985 until January 1988 and as its General Counsel from January 1988 to December 1993. From 1982 to 1987, Mr. Borror also was engaged in the private practice of law in the Columbus, Ohio office of Porter, Wright, Morris & Arthur. He has a Bachelor of Arts degree from The Ohio State University and a Juris Doctor degree from The Ohio State University College of Law.

       Jon M. Donnell has served on the Company's Board of Directors since May 1997, as Chief Operating Officer of the Company since September 1996 and as Chief Financial Officer of the Company from August 1995 through June 1998. Mr. Donnell served as Treasurer of the Company from August 1995 through December 1995, and as Executive Vice President from January 1996 through August 1996. From August 1995 through December 1996, he also served as Senior Vice President of the Company. Mr. Donnell is a member of the Board of Directors of Healthstar, Inc., a Phoenix-based preferred provider organization. Prior to joining the Company, Mr. Donnell spent 11 years with the Del Webb Corporation, a national real estate development and homebuilding company, most recently as Vice
President and Associate General Manager of Webb's Sun City Hilton Head community. He is a Certified Public Accountant, and holds a Bachelor of Science degree from the University of Arizona.

       Pete A. Klisares has served on the Company's Board of Directors since 1994. He has served as President and Chief Operating Officer of Karrington Communities, Inc., a Columbus, Ohio-based company which constructs and operates assisted living facilities since August 1997. From August 1993 through December 1997, he served as Executive Vice President of Worthington Industries, Inc., a Columbus-based steel company. He is a member of the Board of Directors of Worthington Industries, Inc., The Huntington National Bank, MPWG, and Karrington Health, Inc. Mr. Klisares has a Bachelor of Science degree in Economics and a Masters Degree in Labor and Management from the University of Iowa.

       Gerald E. Mayo has served on the Company's Board of Directors since 1994. Until his retirement in October 1997, he was a member of the Boards of Directors and the Chairman of the Midland Life Insurance Company, a Columbus, Ohio-based life insurance company, and Midland Financial Services, Inc., positions which he held for more than five years. He also serves on the Boards of Directors of McKesson/HBOC, Columbia Gas Systems, Inc. and Columbia Gas of Ohio, Inc. Mr. Mayo has a Bachelor of Arts degree from Boston University.

       C. Ronald Tilley has served on the Company's Board of Directors since January 1996. In March 1996, he retired as Chief Executive Officer and Chairman of the Board of Directors of Columbia Gas Distribution Companies, an Ohio-based natural gas company, positions which he held for more than five years. Mr. Tilley has a Bachelor of Science degree from Concord College.

       Richard R. Buechler has served as Executive Vice President of the Company since January 1996, and as General Manager of the Company's Homes Division since October 1995. He served as Senior Vice President of the Company from January 1995 through December 1995 and General Manager of the Company's Dominion Homes Division from January 1995 until October 1995. Mr. Buechler served as General Manager of the Company's Special Projects Division from July 1994 until December 1994, as Sales Manager of the Company's Dominion Homes Division from January 1992 until June 1994, as Sales Manager of the Company's Tradition Homes Division from April 1990 until December 1991, and as a Sales Representative for the Company from May 1985 until April 1990.

       Terry E. George has served as Senior Vice President of the Company since November 1993 and as Treasurer of the Company since January 1996. He served on the Board of Directors of the Company from 1985 through May 1997, as Controller of the Company from August 1995 to January 1996, and as Operations Manager of the Company from October 1991 through August 1995. Mr. George has also served as Vice President of BRC since December 1996. He served as the General Manager of BRC's multifamily housing division from August 1985 to October 1987 and as a Vice President of BRC from October 1987 to November 1993. Mr. George also serves on the Board of Directors of First Community Bank. He has a Bachelor of Science Degree from The Ohio State University and is a Certified Public Accountant in the State of Ohio.

       Robert A. Meyer, Jr. has served as Senior Vice President of the Company since January 1996 and as General Counsel and Secretary of the Company since December 1993. He served as Vice President of the Company from December 1993 through December 1995. Prior to joining the Company, Mr. Meyer was engaged in the private practice of law in the Columbus, Ohio office of Porter, Wright, Morris & Arthur from November 1978 to December 1993. He has a Bachelor of Science degree from Indiana University and a Juris Doctor degree from The Ohio State University College of Law.

       Peter J. O'Hanlon has served as the Company's Chief Financial Officer since June 1998. Prior to joining the Company, Mr. O'Hanlon was Controller of Gables Residential Trust, an Atlanta-based real estate investment trust, from 1993 through May 1998, and Chief Financial Officer of Wilson Company, an
Atlanta-based privately held holding company from 1987 through 1992. He is a Certified Public Accountant, and holds a Bachelor of Arts degree from Emory University and a Masters Degree in Business Administration from Northwestern University.

       Denis G. Connor has served as Senior Vice President, Administration, since joining the Company in January, 1998. Prior to joining the Company, Mr. Connor managed Alliance Title Agency, Ltd., from its formation in April 1997, to December 1997, and was employed by Chicago Title Agency of Central Ohio, Inc., from February 1989 to April 1997. He has a Bachelor of Arts degree from Miami University.

       Jack L. Mautino has served as Senior Vice President and General Manager of the Company's Louisville, Kentucky Division since August 1998. He served as Senior Vice President of Sales from May 1998 through August 1998, and as Vice President of Sales from October 1995 through August 1998. He served as Sales Manager for the Company's Dominion Homes Division from January 1995 through December 1995, as Sales Manager of the Company's Tradition Homes Division from December 1991 to December 1994, and as Sales Representative for the Company from July 1990 to December 1991. Prior to joining the Company, Mr. Mautino was employed by Ryland Homes. He holds a Bachelor of Science degree from Duquesne University.

       Lori M. Steiner has served as Senior Vice President of Strategy and Communications since January, 1999. She served as the Company's Senior Vice President of Marketing from May 1998 through December 1998, and as the Company's Vice President of Marketing from January 1995 through May 1998. She served as the Company's Marketing Director from September 1990 through January 1995. Ms. Steiner served as an account manager for Brooks Young Communications, a Columbus-based regional advertising company, from March 1989 to September 1990, and as an account supervisor for Shelly Berman Communicators, a Columbus-based marketing, advertising and public relations firm, from June 1982 to March 1989. She has a Bachelor of Arts degree from Wittenberg University.

       Kenneth C. Baker has served as the Company's Vice President of Information Systems since May 1998. From April 1997, through May 1998, he served as Director of Information Systems, and from October 1994 through April 1997, he served as Manager of Information Systems. Prior to joining the Company, Mr. Baker was employed as Manager of Information Systems with Mid-Ohio Chemical Company from 1988 through 1994, and in the same position with Colso Products, Inc. from 1978 through 1988. Mr. Baker holds an Associates Degree in Information Systems from Automation Institute of Ohio.

       Karl E. Billisits has served as the Company's Vice President of Engineering and Development since January 1999. He served as Vice President of Engineering from May 1998 through January 1999, as Director of Engineering from April 1997 through May 1998, and as Engineer from April 1994 through April 1997. Prior to joining the Company in 1994, Mr. Billisits was employed as a consulting engineer with Bauer, Davidson & Merchant, a Columbus-based consulting engineering firm. Mr. Billisits holds a Bachelor of Science degree in Civil Engineering from The Ohio State University, and is a Registered Professional Engineer in the States of Ohio, Kentucky and Michigan.

       Randolph B. Robert, Jr. has served as the Company's General Manager of Land Development since January 1987 and as a Vice President since November 1993. He was the Construction Manager for BRC's multifamily housing division from December 1979 to December 1986. Mr. Robert has a Bachelor of Science Degree from The University of Arizona.

Family Relationships

       Douglas G. Borror, a director and the President and Chief Executive Officer of the Company, and David S. Borror, a director and Executive Vice President of the Company, are brothers. Donald A. Borror, a director and Chairman of the Board of the Company, is the father of Douglas G. Borror and David S. Borror. There are no other family relationships among the executive officers and/or directors of the Company.

Agreement with Respect to the Election of Directors

       BRC, the holder of approximately 64.9% of the issued and outstanding Common Shares, has agreed in a Close Corporation Agreement with its shareholders to use its best efforts to elect David S. Borror as a director of the Company for so long as certain contingencies are satisfied and for so long as BRC has the ability to elect at least two (2) directors of the Company. See "Certain Relationships and Certain Transactions--Description and Ownership of BRC."

Meetings and Committees of the Board

       The Board of Directors meets immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and holds such other meetings as may be called from time to time by the Chairman of the Board, the President or any two directors. The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 1998. Each director attended at least 75% of the aggregate of the number of Board of Directors meetings and meetings of all committees on which he served during the year.

       The Company has a Compensation Committee, an Executive Committee, an Audit Committee and an Affiliated Transactions Review Committee. The members of the Compensation Committee during 1998 were Pete A. Klisares, Gerald E. Mayo, and C. Ronald Tilley. The Compensation Committee, which determines the compensation of the Company's executive officers, held three meetings during 1998. The members of the Executive Committee during 1998 were Donald A. Borror, Pete A. Klisares and Douglas G. Borror. The Executive Committee, which is authorized to act for the Board between regularly scheduled meetings of the Board, held two meetings during 1998. The members of the Audit Committee during 1998 were Pete A. Klisares, Gerald E. Mayo, and C. Ronald Tilley. The Audit Committee, which reviews accounting and auditing matters, held one meeting during 1998. The members of the Affiliated Transactions Review Committee during 1998 were Pete A. Klisares, Gerald E. Mayo, and C. Ronald Tilley. The Affiliated Transactions Review Committee, which was formed as a standing committee by the Board of Directors on October 29, 1997, to review and authorize material transactions between the Company and its affiliates or related parties, held one meeting during 1998. The Company does not have a standing nominating committee or other committee performing a similar function.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

       The following table sets forth, for the three fiscal years ended December 31, 1998, cash and non-cash compensation paid by the Company to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company who served as such during 1998 (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities by such persons:

                                                       Summary Compensation Table
                   -----------------------------------------------------------------------------------------------------
                                                                                 Long-Term
                                                                                Compensation
                                         Annual Compensation              -------------------------
                              ------------------------------------------  Restricted  Common Shares
                                                        Other Annual        Stock       Underlying          All Other
Name and                      Salary(1)    Bonus(1)    Compensation(2)      Awards       Options/        Compensation(3)
Principal Position    Year      ($)          ($)            ($)              ($)         SARs (#)               ($)
------------------------------------------------------------------------------------------------------------------------
Donald A. Borror      1998    $250,000     $260,000         --                               --             $ 3,200
 Chmn. of the Board   1997     240,000      260,000         --                               --               3,200
                      1996     240,000      200,000         --                               --               3,000

Douglas G. Borror     1998    $400,000     $550,000         --                               --             $ 8,200
 President and CEO    1997     360,000      500,000         --                               --               8,075
                      1996     360,000      300,000         --                               --               7,750

Jon M. Donnell        1998    $240,000     $400,000         --            $143,688(4)     24,000(5)         $ 8,200
 COO                  1997     189,231      300,000         --             126,500(4)     20,000             54,375(6)
                      1996     159,230      175,000         --              93,332(4)     40,000             60,450(7)

David S. Borror       1998    $192,385(8)  $200,000         --                              --              $ 8,200
 Exec. V.P.           1997     175,000      150,000         --                              --                5,575
                      1996     175,000      100,000         --                              --                7,750

Richard R. Buechler   1998    $174,288(9)  $160,000         --                              --              $ 8,200
 Exec. V.P.           1997     165,000      150,000         --                            10,000              8,075
                      1996     150,000      150,000         --                            40,000              7,750

(1) Includes amounts deferred by the Named Executive Officer pursuant to the Executive Deferred Compensation Plan.
(2) Perquisites   and  other  personal   benefits  did  not  exceed   applicable
    thresholds.
(3) All Other Compensation consists of amounts contributed by the Company to the accounts of the Named Executive Officers in the Retirement Plan and Trust and in the Executive Deferred Compensation Plan.
(4) At December 31, 1998, Mr. Donnell held 44,000 restricted Common Shares with an aggregate value of $484,000. Of such restricted Common Shares, 11,000 will vest on each of August 1, 1999, 2000, 2001 and 2002. Prior to the vesting of 11,000 restricted shares on August 1, 1998, Mr. Donnell elected, pursuant to the terms of the Company's Incentive Stock Plan, not to receive 5,549 of the restricted Common Shares in order to satisfy income tax obligations related to such vesting. It is a prerequisite to the vesting of any restricted Common Shares that Mr. Donnell be employed with the Company as of the vesting date. The Company does not presently pay dividends. However, if
                       [Footnotes continued on next page]

Employment Agreements

       The  Company  has  Employment  Agreements  with  Jon  M.  Donnell,  Chief
Operating Officer, with Richard R. Buechler, Executive Vice President and General Manager of the Company's Homes Division, with Robert A. Meyer, Jr., Senior Vice President, General Counsel and Secretary, and with Peter J. O'Hanlon, Chief Financial Officer. The Employment Agreements with Messrs. Donnell, Buechler and Meyer are each dated May 17, 1996, and effective as of January 1, 1996. The Employment Agreement with Mr. Donnell was amended on November 6, 1996, to reflect an expansion of Mr. Donnell's responsibilities. The Employment Agreement with Mr. O'Hanlon is dated June 1, 1998. The Agreements are for terms of three years, and provide for renewal annually for three-year terms unless the Company provides notice of its intention not to renew the Agreement. No such notice by the Company has been provided to Mr. Donnell, Mr. Buechler, Mr. Meyer, or Mr. O'Hanlon. Each Agreement provides for lump sum payments if employment is terminated by the Company without cause or by Mr. Donnell, Mr.
Buechler, Mr. Meyer, or Mr. O'Hanlon with good reason, and includes non-competition covenants effective for one year after termination. The Agreements also include provisions that become effective upon a "change in control" of the Company. Under the Agreements, a change in control is defined as an event which results in either BRC failing to own at least 30% of the combined voting power of the outstanding voting securities of the Company, or both Donald Borror and Douglas Borror ceasing to be directors and officers of the Company. Upon a change in control, all employee benefit rights, including stock options, vest. In addition, if within two years of a change in control, the employment of Mr. Donnell, Mr. Buechler, Mr. Meyer, or Mr. O'Hanlon is terminated without cause, or if Mr. Donnell, Mr. Buechler, Mr. Meyer or Mr. O'Hanlon terminates his employment with good reason, he would be entitled to certain benefits, including a lump sum payment equivalent to two years' salary, the payments he would have been entitled to had the Company terminated his employment without cause and without a change in control, and certain outplacement services.


                       [Footnotes continued from page 13]

    dividends are paid in the future, Mr. Donnell would be entitled to receive dividends as to both his vested and unvested restricted Common Shares.

(5) Share  total does not  include a  nonqualified  option to  purchase  100,000
    Common Shares of the Company which was granted to Mr. Donnell by BRC on November 13, 1998. The option is exercisable commencing June 30, 2006, and ending June 30, 2013 (the "Vesting Period"), provided (i) Mr. Donnell is then employed by the Company; and (ii) the Company shall have achieved $100 million of shareholders equity, excluding the proceeds of equity offerings, as of the end of a fiscal quarter during the Vesting Period. The option is subject to earlier vesting upon a "Change in Control" of the Company, Mr. Donnell's termination "Without Cause," or his resignation with "Good Reason," such terms having the same definitions as in the Employment Agreement between Mr. Donnell and the Company.

(6) Includes reimbursement of payments by Mr. Donnell for initiation fee for membership in a country club pursuant to an understanding between Mr. Donnell and the Company at the time Mr. Donnell was employed by the Company.

(7) All Other Compensation for Mr. Donnell in 1996 includes a payment related to Mr. Donnell's housing, which was committed to by the Company as part of its offer of employment to him.

(8) Mr. Borror was paid base salary at an annual rate of $175,000.00 from January 1 through April 30, 1998. His base salary was increased to $200,000.00 per year effective May 1, 1998. The reported base salary is the amount actually paid to Mr. Borror in 1998.

(9) Mr. Buechler was paid base salary at an annual rate of $165,000.00 from January 1 through April 30, 1998. His base salary was increased to $180,000.00 per year effective May 1, 1998. The reported base salary is the amount actually paid to Mr. Buechler in 1998.

Incentive Stock Plan

       The following table sets forth information concerning individual grants of stock options to the only Named Executive Officer who received a grant of stock options under the Dominion Homes, Inc. Incentive Stock Plan (the "Incentive Stock Plan") during 1998. No SARs were granted during 1998.

                                           Option/SAR Grants in Last Fiscal Year

                                                   Individual Grants
                            ------------------------------------------------------
                              Number of     % of Total                                Potential Realizable Value at
                            Common Shares    Options/                                    Assumed Annual Rates of
                             Underlying    SARs Granted                            Common  Share  Price  Appreciation
                              Options/     to Employees   Exercise                          for Option Term(1)
                               SARs         in Fiscal      Price       Expiration  ----------------------------------
Name                         Granted (#)     Year (%)    ($/Share)        Date               5%          10%
---------------------------------------------------------------------------------------------------------------------

Jon M. Donnell               24,000(2)        22.6%        $14.50        7/1/08           $218,900    $554,600


(1) The Potential Realizable Value of the grants equals the product of: (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted Common Share price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and (ii) the per-share exercise price of the option; and (b) the number of Common Shares underlying the grant at fiscal year end. These Potential Realizable Values represent only certain assumed rates of appreciation that may not be achieved. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the Common Shares over the term of the options.

(2) The exercise price of these options was the fair market value of the Common Shares on the date of grant. These options become exercisable in two equal installments of 12,000 Common Shares on July 1, 2001, and July 1, 2002, respectively, subject to the continued employment of Mr. Donnell and further subject to acceleration of the exercisability of such options in the event of a "change of control."

    The following table sets forth information, as of December 31, 1998, concerning the number of Common Shares underlying unexercised options and the value of the unexercised options held by those Named Executive Officers who held options on such date. No Named Executive Officer exercised any options during 1998.

                       Aggregated Option/SAR Exercises in
             Last Fiscal Year and Fiscal Year-End Option/SAR Values

                              Number of Common Shares                         Value of Unexercised
                              Underlying Unexercised                               In-The-Money
                                  Options/SARs at                                 Options/SARs at
                                Fiscal-Year-End (#)                           Fiscal-Year-End ($)(1)
                          ------------------------------                  ------------------------------
Name                      Exercisable      Unexercisable                  Exercisable      Unexercisable
--------------------------------------------------------------------------------------------------------
Jon M. Donnell               40,000            60,000                       $296,500           $281,000
Richard R. Buechler          42,000            28,000                       $302,500           $200,000

(1) The Value of Unexercised In-The-Money Options equals the difference between the aggregate fair market value at December 31, 1998, of the Common Shares underlying the options and the aggregate exercise price of the options.

Director Compensation

         Directors who are not employees of the Company receive fees of $2,500 per quarter and $1,000 per Board meeting and $500 per committee meeting attended. Directors may defer the receipt of those fees and receive Company-matching contributions with respect to those deferred fees through participation in the Executive Deferred Compensation Plan. Additionally, under the Incentive Stock Plan, each director who is not, and has never been, an employee of, or paid advisor or consultant to, the Company will receive, on the first business day after each annual meeting of shareholders, provided that the director continues to serve on the Board on such date, a grant of a non-qualified stock option to purchase 2,500 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant. A director option is exercisable from the date of grant until the earlier of (i) the tenth anniversary of the date of grant or (ii) generally three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director. The Company does not pay any separate remuneration to employees of the Company who serve as directors. Messrs. Klisares, Mayo and Tilley were the directors who were not employees of the Company in 1998.

Executive Deferred Compensation Plan

         The Executive Deferred Compensation Plan permits executive officers and directors to elect to defer a portion of their annual compensation (20% of total base and bonus for employees and 100% of directors' fees). The Executive Deferred Compensation Plan also provides for a matching contribution by the Company for each participant equal to 25% of the amount deferred, but not to exceed $2,500 in any year. The Company's matching contribution vests in 20% increments over a five-year period. The contribution and match amounts are used by the trustee of a rabbi trust to acquire Common Shares of the Company in the open market. These Common Shares are held and voted by the trustee pursuant to the rabbi trust agreement.

         The following table sets forth information concerning the aggregate deferral contributions by participating directors and executive officers and corresponding aggregate Company-matching contributions through December 31, 1998, expressed as the number of Common Shares held by the trustee as of such date, with respect to each director and executive officer participating in the Plan.

                            Deferral              Vested Company-            Unvested Company-
                          Contributions              Matching                    Matching
                        Payable as Common      Contributions Payable       Contributions Payable
                             Shares              as Common Shares             as Common Shares        Total
-------------------------------------------------------------------------------------------------------------------
Douglas G. Borror             9,437                  1,138                          1,193            11,768
David S. Borror               8,461                  1,089                            999            10,549
Pete A. Klisares             13,661                    738                          1,094            15,493
C. Ronald Tilley              7,155                    277                            785             8,217
Terry E. George               4,249                    277                            785             5,311
Jon M. Donnell                4,249                    277                            785             5,311
Richard R. Buechler           9,551                  1,138                          1,194            11,883
Robert A. Meyer, Jr.          9,551                  1,138                          1,194            11,883
Peter J. O'Hanlon               987                   -0-                             246             1,233

                        Report of Compensation Committee
                            on Executive Compensation
                        and Share Price Performance Graph

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following "Report of Compensation Committee on Executive Compensation" and the information under "Share Price Performance Graph" shall not be incorporated by reference into any such filings.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

        The Company has vested in the Compensation Committee ("Committee") of the Board of Directors the authority to determine and administer the compensation program for the Company's executive officers and other key employees. The Committee is composed of the Company's three outside, independent directors: Pete A. Klisares, Gerald E. Mayo and C. Ronald Tilley. Mr. Klisares chairs the Compensation Committee.

Compensation Philosophy

         The Company's executive compensation philosophy seeks to promote the following key objectives:

        o Align the interests of executive officers and other key employees with the interests of shareholders by linking a significant percentage of their total compensation to Company financial performance.

        o   Reward individual contribution and achievement.

        o Allow the Company to continue to attract and retain outstanding executive officers and other key employees and to compete with industry competitors and other businesses for executive talent.

Implementation of this philosophy is an ongoing process, and the Committee expects to continue to refine the Company's executive compensation program during 1999.

        There are two primary components to the Company's executive compensation program: annual cash compensation and long-term incentive compensation. Annual cash compensation consists of a base salary and an incentive bonus. Long-term incentive compensation consists of stock options and other awards under the Incentive Stock Plan. The Company's executive compensation program also allows executives to defer a portion of their compensation, and to augment the deferred amounts by Company matches, through their optional participation in the Executive Deferred Compensation Plan.

Annual Cash Compensation

        General. It is the Company's objective to achieve continuous revenue and earnings growth with a long-term objective of outperforming the homebuilding industry in revenue growth and profitability. The Committee believes that, in order to achieve this objective, the Company must be able to attract and retain exceptional executive talent.

Accordingly, the Committee's intent is that the total cash compensation received by the Company's executive officers would place them in the upper range of the total cash compensation received by the executive officers of homebuilding companies in general. In determining compensation for the Company's executive officers, the Committee annually reviews a nationally-compiled database of compensation by other homebuilding companies for various executive positions, including data specific to public homebuilding companies, homebuilding companies of a size comparable to the Company, and homebuilding companies operating in the Midwest. The Committee also considers the value of the Company's Common Shares as compared with the value of homebuilding stocks in the market generally.

        Base Salary. The Committee recognizes that the homebuilding business is cyclical and that the Company's financial performance depends, in large part, on whether the homebuilding business is in a favorable or unfavorable cycle. The Committee's intent is to set the base salaries of the Company's executive officers at levels sufficient to attract and retain executive talent in all business cycles.

        In setting the base salary of an executive officer, the Committee subjectively analyzes the executive's responsibilities, performance and value to the Company, but gives no fixed weighting to any of such factors. The Committee also considers market salary ranges for comparable positions. The Committee reviews annually the base salary of each executive officer and makes adjustments as warranted.

        Incentive Bonus. The Committee believes that a significant portion of the total compensation of the Company's executive officers should consist of variable, performance-based components, such as awards of incentive bonuses and grants of stock options, which the Committee can adjust to reflect changes in Company and individual performance. These compensation components are intended to reinforce the Company's commitment to increasing Company profitability and shareholder value.

        The Committee takes into account various quantitative measures and qualitative indicators of Company and individual performance in determining the level of incentive bonuses to be awarded to the Company's executive officers. Although the Committee tends to give more weight to quantitative measures of Company financial performance, it does not apply any specific formula. In making such compensation decisions, the Committee recognizes and takes into account that the homebuilding business is cyclical and that Company financial performance can be greatly affected by factors, such as interest rates and weather, that are beyond the control of the Company's executive officers. The Committee considers such quantitative Company financial performance measures as revenue growth, profitability, earnings per share and return on shareholders' equity in determining the level of incentive bonuses. The Committee also considers the Company's performance with respect to its customer satisfaction ratings as a factor in determining incentive bonuses for all executive officers.

        The   Committee   also   understands   the   importance   of  individual
contributions and achievements that may be difficult to quantify and, accordingly, recognizes qualitative indicators such as successful supervision of major corporate projects, demonstrated leadership and the ability to respond to difficult business cycles.

Long-Term Incentive Compensation

        Stock Options. On June 1, 1998, the Committee granted incentive stock options covering an aggregate of 10,000 Common Shares to Peter J. O'Hanlon, as part of the overall compensation package offered to Mr. O'Hanlon as the Company's new Chief Financial Officer. The options were granted at an exercise price of $12.69, which was the fair market value of the Common Shares on the date of the grant. The options vest in 20% increments on each of the first five anniversaries of the grant, subject to acceleration of vesting in the event of a "change in control."

        On July 1, 1998, the Committee granted incentive stock options covering an aggregate of 96,000 Common Shares to 20 employees of the Company, including one executive officer, Jon M. Donnell. The options were granted at an exercise price of $14.50 per share, which was the fair market value of the Common Shares on the date of grant. The options for all employees who were awarded options except Mr. Donnell vest in 20% increments on each of the first five anniversaries of the date of grant, subject to acceleration of vesting in the event of a "change in control." The options granted to Mr. Donnell vest in 50% increments on July 1, 2001, and July 1, 2002, respectively. The Committee established the vesting schedule for the options awarded to Mr. Donnell in order to, when combined with other options held by Mr. Donnell, result in a more even overall vesting schedule. The Committee determined that the options would be useful in providing a meaningful incentive to the Company's employees to increase shareholder value. The Committee also believes that vesting schedules using mid-year vesting dates, when combined with the Company's award of incentive bonuses which usually occurs at year-end, provides a combination of incentives that better motivate and retain employees on a year-round basis.

        The Committee intends on a periodic basis to make grants under the Incentive Stock Plan to the Company's executive officers and other key employees. In making such grants, the Committee will consider the subjective factors identified above, as well as the number of options granted in prior years.

        Restricted Stock Grants. On August 1, 1998, the Committee awarded to Jon
M. Donnell 11,000 restricted Common Shares. Mr. Donnell had also been granted, on August 1, 1995, November 6, 1996, and August 1, 1997, 20,000, 21,333 and
23,000 restricted Common Shares, respectively. The restrictions provide for forfeiture if Mr. Donnell's employment with the Company is terminated prior to August 1, 2002. The restrictions lapsed as to 10,000 Common Shares on August 2, 1995, 3,333 Common Shares on August 1, 1996, 7,000 Common Shares on August 1, 1997, and 11,000 Common Shares on August 1, 1998. Prior to the vesting of 11,000 restricted shares on August 1, 1998, Mr. Donnell elected, pursuant to the terms of the Company's Incentive Stock Plan, not to receive 5,549 of the restricted Common Shares in order to satisfy income tax obligations related to the vesting of shares. The restrictions will lapse as to 11,000 Common Shares each at August 1, 1999, August 1, 2000, August 1, 2001, and August 1, 2002, respectively, provided that Mr. Donnell is then employed by the Company, and subject to acceleration of the lapse of restrictions in the event of a "change in control." The Committee believes this grant provides a further incentive to Mr. Donnell to continue to effect improvement in the Company's performance.

Chief Executive Officer Compensation

        In accordance with the executive compensation philosophy and program described above, and primarily in recognition of the Company's improved financial performance during 1998, the Committee awarded Douglas G. Borror a cash incentive bonus of $550,000 in 1998. Mr. Borror received an annual base salary in 1998 of $400,000. Mr. Borror did not receive an award of stock options in 1998.

Tax Aspects

        Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits the deduction by a publicly-held corporation of compensation paid to a "covered employee" in excess of $1.0 million per year, subject to certain exceptions. Generally, the Company's covered employees are those executive officers listed under the Summary

Compensation Table set forth above. None of the Company's executive officers received more than $1.0 million of compensation from the Company in 1998 and, accordingly, Section 162(m) did not limit the deductibility of compensation expenses in 1998. The Committee does not believe that Section 162(m) will limit the deductibility of the executive compensation that the Company will pay in 1999. As indicated above, Section 162(m) provides exceptions to the $1.0 million limitation on the deductibility of executive compensation. The Committee has not attempted to revise the Company's executive compensation program to satisfy the conditions to these exceptions but may in the future consider doing so if compensation paid by the Company would not otherwise be deductible under Section 162(m).

                      Members of the Compensation Committee
                         Pete A. Klisares Gerald E. Mayo
                                C. Ronald Tilley

                          SHARE PRICE PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Common Shares from March 9, 1994 (the date the Company became a public company), until December 31, 1998, with the cumulative total return of (a) the NASDAQ-OTC Index Composite and (b) the Standard and Poor's Homebuilding Index. Data for the referenced indices are reported on a month-end basis, and the graph below sets forth values for both indices reported as of March 31, 1994. The graph assumes the investment of $100 in the Common Shares, the NASDAQ-OTC Index Composite and the Standard and Poor's Homebuilding Index. The initial public offering price of the Common Shares was $11.50 per share.





                              Dominion Homes, Inc.
                              Closing Price Index

                         Nasdaq         S&P Homebuilding         DHOM
March 9, 1994            100.0          100.0                    100.0
December 31, 1994        101.1           73.3                     43.5
December 31, 1995        141.5          103.5                     28.3
December 31, 1994        173.7           93.1                     38.0
December 31, 1994        212.6          147.1                    104.3
December 31, 1994        294.9          177.9                     95.7

                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

Description and Ownership of BRC

        BRC, which owns approximately 64.9% of the Company's outstanding Common Shares, is in the business of owning and managing multifamily housing and commercial real estate. Donald A. Borror, Douglas G. Borror, and David S. Borror, who are directors and executive officers of the Company, and Terry E. George, who is an executive officer of the Company, also are directors of BRC. Mr. George also serves as a Vice President of BRC.

        BRC has issued and outstanding 105,065 voting common shares and 273,195 nonvoting common shares, all of which are beneficially owned by members of the Borror family, or trusts for their benefit, and by Terry George. BRC holds 42,000 nonvoting shares of BRC as treasury shares. Through their ownership and control of BRC, such persons are in a position to control the Company. See "Security Ownership of Certain Beneficial Owners and Management."

        On November 13, 1998, the Amended and Restated Borror Corporation Stock Trust, a revocable trust established by Donald Borror pursuant to a trust agreement dated January 4, 1994 (the "Stock Trust"), gifted 4,410 voting shares of BRC to each of Douglas Borror and David Borror and gifted 4,520 nonvoting shares of BRC to Douglas Borror, 10,580 nonvoting shares of BRC to David Borror and 18,080 nonvoting shares of BRC to the 1987 Irrevocable Subchapter S Trust, an irrevocable trust established by Donald Borror pursuant to a trust agreement dated June 26, 1987 (the "Irrevocable Trust"). As of such date, BRC also redeemed 42,000 nonvoting shares of BRC held by the Stock Trust. The gifts and redemption were effected as part of Donald Borror's estate planning and to help ensure an orderly succession of ownership of BRC at the time of Donald Borror's death.

        The Stock Trust owns 43,180 voting common shares of BRC, representing 41.10% of the issued and outstanding voting common shares of BRC, and does not own any of the nonvoting common shares of BRC. The Stock Trust will expire upon the ten year anniversary of Donald Borror's death or upon the death of Joanne Borror (Donald Borror's wife), whichever is later. Joanne Borror is the beneficiary of the Stock Trust until her death (unless she predeceases Donald Borror) and each of Donald and Joanne Borror's children (Douglas and David Borror and Donna Myers) are one-third remainder beneficiaries of the Stock Trust. Donald Borror and Douglas Borror are the joint trustees of the Stock Trust until the death or incapacity of either of them, whereupon the other of them will become sole trustee.

        Douglas Borror owns 37,275 voting common shares of BRC, representing 35.48% of the issued and outstanding voting common shares of BRC, and 112,875 nonvoting common shares of BRC, representing 41.32% of the issued and outstanding non-voting common shares of BRC.

        David Borror owns 19,610 voting common shares of BRC, representing 18.66% of the issued and outstanding voting common shares of BRC, and 76,180 nonvoting common shares of BRC, representing 27.88% of the issued and outstanding non-voting common shares of BRC.

        The Irrevocable Trust owns 68,080 nonvoting common shares of BRC, representing 24.92% of the issued and outstanding nonvoting common shares of BRC. David Borror is the trustee of the Irrevocable Trust and Donna Myers (Donald and Joanne Borror's daughter and Douglas and David Borror's sister) is the sole beneficiary of the Irrevocable Trust. The Irrevocable Trust expires upon the death of Donald Borror.

        Terry George owns 5,000 voting common shares of BRC, representing 4.76% of the issued and outstanding voting common shares of BRC, and 16,060 non-voting common shares of BRC, representing 5.88% of the issued and outstanding non-voting common shares of BRC.

        BRC and the shareholders of BRC are parties to a Close Corporation Agreement dated January 4, 1994 ("BRC Agreement"). The BRC Agreement contains certain provisions related to BRC's status as an S Corporation (including mandatory distributions to BRC shareholders equal to the product of the maximum marginal individual income tax rate and the shareholder's pro rata share of the taxable income attributable to BRC). The BRC Agreement provides that all of the voting power of the BRC shares is to be exercised by a majority of the directors of BRC, all of whom will be elected by Donald Borror and Douglas Borror jointly until the death or incapacity of either of them and, thereafter, by the other of them solely. Under the provisions of the BRC Agreement, David Borror is required to be elected as a director of BRC as long as he continues to hold at least 10% of the shares of BRC, absent his removal for "cause" (as defined therein). In such circumstances and as long as BRC has the ability to elect at least two directors of the Company, BRC also is required to use its best efforts to elect David Borror as a director of the Company. The BRC Agreement generally restricts the transfer of shares of BRC to persons other than members of the Borror family unless certain procedures are followed. BRC is required to repurchase all of Terry George's shares in the event of his death or incapacity and has the right to purchase Terry George's shares at any time. BRC also is required to purchase a certain number of shares from the estates of Borror family members. Subject to certain conditions, Borror family members have the right to require BRC to repurchase shares from them. In certain instances, the obligation of BRC to repurchase shares may be assumed by Borror family shareholders.

Transactions with BRC

        The Company and BRC entered into a Corporate Exchange and Subscription Agreement, dated January 20, 1994, pursuant to which the Company acquired substantially all of the assets and assumed substantially all of the liabilities of the homebuilding divisions of BRC in exchange for the issuance of 3,882,000 of the Company's Common Shares to BRC. On August 5, 1997, BRC purchased an additional 200,000 Common Shares of Dominion Homes, Inc., bringing the total number of Common Shares owned by BRC to 4,082,000 or 64.9% of the issued and outstanding shares of the Company.

        On October 29, 1997, the Board of Directors of the Company established the Affiliated Transactions Review Committee for the purpose of reviewing any material transactions with affiliates or related parties of the Company, including BRC, for consistency with the Company's policies concerning affiliated transactions. The Affiliated Transactions Review Committee consists of the Company's three outside, independent directors: Pete A. Klisares, Gerald E. Mayo and C. Ronald Tilley. The Committee is chaired by Mr. Klisares. Prior to the establishment of the Affiliated Transactions Review Committee, the functions of the Affiliated Transactions Review Committee were performed by the Audit Committee of the Board of Directors.

        During 1997, the Affiliated Transactions Review Committee reviewed and approved the sale by the Company to BRC of the Company's corporate office building and the contemporaneous execution by the Company of a long-term lease with BRC for the corporate office building. The sale was closed and the lease was executed on December 29, 1997. The purpose of the transaction from the Company's perspective was to create additional liquidity with which to invest in assets associated with the homebuilding process and to allow the Company to reduce its financing costs. The office building was sold at a price of $3,950,000, less a credit of up to $200,000 for roof repairs and sidewalk improvements, together with parking expansion. In 1998, such work was completed at a cost of approximately $179,000, and approximately $21,000, representing the balance of the $200,000 credit, was paid to the Company. The lease is for a term of twelve years at a rental rate of $12.00 per square foot on a total net basis with two options to renew for periods of five years each at then-current market rates. Both the sale price and rental rates were established by an MAI appraisal commissioned by the Committee, and confirmed in a review for the Committee by a second MAI appraiser.

        At its December 11, 1998, meeting, the Affiliated Transactions Review Committee reviewed and approved the renewal of the lease agreement for the Company's Columbus, Ohio decorating center in a shopping center owned by BRC. The renewal is effective January 1, 1999, and is for a term of five years. The rental rate is $10.00 per square foot in 1999, $10.50 per square foot in 2000, and $11.00 per square foot in each of the last three years. The rental rates were confirmed by an MAI appraisal commissioned by the Committee to be consistent with comparable rental rates in the area and, in the first two years, slightly below market rates. The decorating center lease covers 4,200 square feet in the shopping center owned by BRC.

        The Company and BRC were parties to various lease agreements in 1998 pursuant to which the Company leased space in a shopping center owned by BRC. As of January 1, 1998, the Company leased 5,550 square feet in the shopping center for its decorating center and architectural department. The Company leased such space from BRC at $9.50 per square foot plus a proportionate share of common area maintenance charges, taxes and insurance, and on substantially the same terms as the leases that BRC has with its other tenants in the shopping center. The lease for the architectural department was terminated as of August 1, 1998, with the relocation of the Company's architectural department to the Company's corporate office building. The lease for the decorating center was renewed effective January 1, 1999, as discussed in the immediately preceding paragraph. The Company paid to BRC an aggregate of $62,000.00 under the leases for space in the shopping center during 1998. The Company believes that the terms of these leases were no less favorable to the Company than those reasonably available from unrelated third parties for comparable space.

        The Company and BRC were parties in 1998 to a Land Option Agreement dated January 20, 1994 ("Land Option Agreement"). Pursuant to the provisions of the Land Option Agreement, the Company acquired from BRC irrevocable options to purchase from BRC finished single family lots in certain communities which BRC and other homebuilders have developed under various joint venture agreements. The purchase price to be paid by the Company to BRC for such lots under the Land Option Agreement is the lesser of (i) BRC's adjusted tax basis in such lots plus $500 per lot or (ii) their fair market value, as determined by an independent MAI appraiser jointly selected by BRC and the Company, at the time of their purchase from BRC. The cost of all such appraisals is borne by the Company. Pursuant to the Land Option Agreement, during 1998 the Company purchased 61 lots from BRC for an aggregate purchase price of $1.3 million. The 61 lots purchased in 1998 represented all of the remaining lots for which the Company had acquired options under the Land Option Agreement, and the Land Option Agreement terminated in December 1998.

        The Company and BRC were parties to a Model Homes Lease Agreement dated January 20, 1994 ("Model Homes Agreement"). Pursuant to the provisions of the Model Homes Agreement, the Company leased from BRC model homes owned by BRC. The leases were on a triple net basis at $8.00 per square foot. The Company used each such model home as the Company's on-site sales office in the community in which the model home was located until the Company completed its sale of homes in that community. BRC sold each model home upon the termination of its lease. The Company did not receive any of the proceeds from the sales of such model homes owned by BRC, except that the Company received, at the time of sale, 50% of its unamortized costs of improvements to the model homes. At January 1, 1998, the Model Homes Agreement had been terminated as to all but 1 of the 31 model homes that were originally the subject of the Model Homes Agreement, and that model home was sold to a third party, and the Model Homes

Agreement terminated, in March, 1998. During 1998, the Company paid to BRC an aggregate of $3,000.00 for the lease of the model home.

        Occasionally, employees of the Company provide limited administrative services to BRC, for which the Company receives fees. The Company received aggregate fees of $25,000.00 for such administrative services in 1998.

        The Company provides accounting and management services to certain joint ventures in which one of the partners in the joint ventures is BRC. The fees received by the Company for such services are the amounts provided for such services under the relevant joint venture agreements. The Company received aggregate fees of $97,000.00 from such joint ventures in 1998.

        The Company and BRC are parties to a Shareholder Agreement (the "Shareholder Agreement"), dated January 20, 1994, pursuant to which BRC has the right, from time to time, to demand that the Company register for sale Common Shares owned by BRC. Each request by BRC for a demand registration must cover at least 10% of the Common Shares owned by BRC and at least 5% of the Company's then outstanding Common Shares. Without the Company's consent (exercised by a majority of its independent directors), the Company is not obligated to cause a demand registration to be effected within 18 months after the consummation of a prior demand registration. BRC and the Company will each pay one-half of the expenses of each demand registration. BRC also will have incidental, or piggy-back, registration rights if the Company proposes to register any of its equity securities (other than registrations involving employee benefit plans) for its own account or for the account of any other shareholder. BRC will pay all of its own legal expenses and the first $25,000 of the other expenses of a piggy-back registration and the Company will pay the remaining expenses of a piggy-back registration. Both the demand and piggy-back registration rights will be subject to customary underwriting and holdback provisions and will expire on March 9, 2004.

Transactions with Printing Plus, Inc.

        Donald A. Borror, Chairman of the Board of the Company, together with Richard Myers, own Printing Plus, Inc., a printing company which has provided printing services to the Company. Mr. Myers, who also operates Printing Plus, Inc., is the husband of Donna Borror Myers, who is Donald A. Borror's daughter and Douglas G. and David S. Borror's sister. In 1998, the Company paid $225,000.00 to Printing Plus, Inc. for printing services, which amount represented approximately 75% of the total amount paid by the Company for printing services in 1998. Of this amount, $80,000.00, or 35%, was pursuant to contracts that had been competitively bid. The remaining printing jobs awarded by the Company to Printing Plus, Inc. in 1998 tended to be smaller jobs with tight delivery schedules. The average amount paid to Printing Plus for unbid jobs in 1998 was $400.00, and the largest such single amount paid for an unbid job in 1998 was $10,000.00. The Company believes that the prices charged by Printing Plus, Inc. for smaller projects that were not subject to a competitive bidding process were based on the standard rates of Printing Plus, Inc. A key factor in the Company's decision to award many of the printing jobs to Printing Plus, Inc. was its reliability in meeting the Company's delivery schedule. The transactions between the Company and Printing Plus, Inc. were not reviewed or approved by the Affiliated Transactions Review Committee or the Audit Committee of the Board of Directors.

                              SELECTION OF AUDITORS

        The    Board   of    Directors    of   the    Company    has    selected
PricewaterhouseCoopers   LLP,  certified  public  accountants,   as  independent
auditors for the Company for the year ending December 31, 1999. PricewaterhouseCoopers LLP and its predecessors have audited the books of the Company and its predecessors since 1964. Management expects that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Recommendation and Vote

        Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999 will require the affirmative vote of a majority of the Common Shares issued and outstanding as of the record date.

        The  Board  of  Directors   recommends  that   shareholders  vote  "FOR"
ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the federal securities laws, the Company is required to report in this Proxy Statement any known failures during the 1998 fiscal year by executive officers, directors or 10% shareholders to file on a timely basis a Form 3, 4 or 5, relating to the beneficial ownership of the Common Shares. To the best of the Company's knowledge after a review of such filings, all such required forms were filed on a timely basis, with the exception of one Form 3 covering restricted shares and incentive options issued to Peter J. O'Hanlon on June 1, 1998, which Form was filed on June 20, 1998.

                   PROPOSALS BY SHAREHOLDERS FOR 2000 MEETING

        In order to be eligible to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the shareholders of the Company to be held in 2000 (the "2000 Annual Meeting"), a shareholder must have continuously held at least $2,000 in market value, or 1% of the issued and outstanding Common Shares, for at least one year by the date on which the proposal is submitted. In addition, the shareholder must continue to hold the requisite number of Common Shares through the date of the 2000 Annual Meeting. Any such proposal must be received by the Company prior to the close of business on December 2, 1999. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and a statement that the shareholder intends to continue to hold the requisite number of Common Shares through the date of the 2000 Annual Meeting. If the proponent is not a shareholder of record, proof of beneficial ownership of the requisite number of Common Shares also should be submitted. The proponent should also state his or her intention to appear in person or by a qualified representative at the 2000 Annual Meeting to present the proposal. The proxy rules of the Securities and Exchange Commission govern the content and form of shareholder proposals. All proposals must be a proper subject for action at the 2000 Annual Meeting.

        The Company will not be required to include in its Proxy Statement for the 2000 Annual Meeting any proposal submitted outside of the procedures set forth in the immediately preceding paragraph. The Company also may confer on the proxies' discretionary authority to vote on any such proposal, if it does not receive notice of such proposal by February 15, 2000.

        The procedures for shareholders to make nominations for Class II Directors to be elected at the Annual Meeting of Shareholders of the Company to be held in 2000 are set forth above under "Board of Directors and Management -- Nomination of Directors."

                             ADDITIONAL INFORMATION

        Upon the written request of a person who was the beneficial owner of Common Shares as of March 25, 1999 (the record date for notice and the right to vote at the Annual Meeting), the Company will provide (without charge and upon written request) a copy of the Company's Annual Report on Form 10-K, excluding exhibits, for the fiscal year ended December 31, 1998. The written request for an Annual Report should be directed to Investor Relations Department, Dominion Homes, Inc., 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio 43017-0766. The written request must include a statement that, as of March 25, 1999, the person was a beneficial owner of Common Shares.

                                [GRAPHIC--OF MAP]

Directions to Dominion Homes Lumber Division:

From I-71, take Exit #113 (Weber Rd.). Travel east on Weber to the intersection of Westerville Road (3C Highway). Turn right on Westerville Road and make immediate left on Denune Avenue. Dominion Homes Lumber Division is approximately 1/2 block on the left (1850 Dunune Avenue.).

                                 REVOCABLE PROXY
                              DOMINION HOMES, INC.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

    ANNUAL MEETING OF SHAREHOLDERS
     TO BE HELD ON APRIL 28, 1999

This Proxy is solicited on behalf of the Board of Directors

        The undersigned holder(s) of common shares, no par value ("Common Shares") of Dominion Homes, Inc. ("Company") hereby constitute(s) and appoint(s) David S. Borror and Terry E. George, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held on April 28, 1999, at the Company's Lumber Division, 1850 Denune Avenue, Columbus, Ohio, at 10:00
a. m., local time, and any adjournment or adjournments thereof, and to vote all of the Common Shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournments thereof:


1. The election as directors of the Company the nominees listed below (except as marked to the contrary below):

    Douglas G. Borror          Jon M. Donnell         C. Ronald Tilley


                [   ] For      [   ] Withhold      [   ] Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

                [   ] For      [   ] Against      [   ] Abstain

2.  The  ratification  of  the  selection  of   PricewaterhouseCoopers   LLP  as
    independent public accountants for the Company in 1999.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

    WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED OR NOT VOTED AS SPECIFIED. WHERE NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY, "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY IN 1999, AND, IN THE DISCRETION OF THE PROXY OR PROXIES, ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

                         Please be sure to sign and date
                          this Proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above


   Detach above card, sign, date and mail in postage paid envelope provided.

                              DOMINION HOMES, INC.

  All proxies previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the April 28, 1999, Annual Meeting.
  Please sign exactly as your name appears hereon. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by authorized officer. If shares are registered in two names, both shareholders should sign. (Please note any change of address on this proxy.)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF DOMINION HOMES, INC. PLEASE FILL IN, DATE, SIGN AND
                  RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.